Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES INVESTMENT AND ACQUISITION OPTION AGREEMENT WITH TELEHEALTH COMPANY, CAREPICS, LLC

St. Paul, Minn. – April 8, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII) announced today that it has completed a minority investment and entered into an acquisition option agreement with CarePICS, LLC (CarePICS®), a telehealth company offering a virtual care platform designed to improve the outcomes of patients suffering from peripheral artery disease (PAD), critical limb ischemia (CLI) and lower extremity wounds.

PAD is a progressive disease affecting at least 18 million Americans. Left untreated and poorly managed, PAD can lead to severe pain, immobility, non-healing wounds and amputation. CarePICS is the first technology-enabled care management tool specifically designed for the treatment of patients with this disease. CarePICS allows a multidisciplinary group of physicians to communicate with each other and patients throughout the care continuum. As a result, they reach more patients in need, promptly intervene when appropriate and provide coordinated follow up care to improve patient outcomes.

Through a secure iOS, Android and Web platform, CarePICS uniquely empowers podiatrists, skilled nursing facilities, home health agencies, wound care providers and primary care physicians to capture patient information, wound images and measurements. Leveraging this information, they can accelerate patient access to care by rapidly acquiring input from interventionalists through specialty telehealth consults before arterial or venous wounds begin to deteriorate. The platform’s features can also be utilized by physicians after vascular treatment to coordinate, follow and support wound healing progress.

Paul E. Schubert, Chief Executive Officer of CarePICS, said, “CarePICS is the connective tissue between collaborating physicians and their patients. Our platform provides effective multidisciplinary case management before and after vascular treatment. It produces a clear wound healing outcomes data set for all physicians involved throughout a patient’s care.”

Scott R. Ward, Chairman, President and Chief Executive Officer of CSI, said, “As the leader in the treatment and study of patients with PAD and CLI, we are excited to announce our investment in a digital SaaS product and data driven solution designed to improve patient outcomes. We believe that CarePICS will accelerate patient access to the appropriate treatment at the right time, resulting in improved care and reduced amputations. Over time, the outcome data being gathered through the CarePICS platform across various providers, patients, treatments and care plans can become an industry-leading source of actionable, clinical insights and further improve patient care.”

Terms of CSI’s minority investment in CarePICS, LLC were not disclosed. CSI has an exclusive option to acquire the remaining equity in CarePICS.

About CarePICS, LLC
Based in Raleigh, NC, CarePICS is a telehealth startup company focused on developing and commercializing an integrated software solution for PAD, CLI and Wound Care. The company was founded by wound care and medical technology veterans, Paul Schubert and Terry Williams. The company’s Chief Medical Officer, Dr. George Adams, is an interventional cardiologist, and the company’s President, Dr. Chris Bromley, is a podiatrist. The company’s senior management team reflects the multidisciplinary clinical acumen required for achieving successful outcomes in wound care and amputation prevention and this domain expertise is reflected in CarePICS’s tailored telehealth products and features. For more information please contact at info@CarePICS.com or visit: www.CarePICS.com.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the benefits of the CarePICS technology, including its potential to accelerate patient access and result in improved care and reduced amputations; (ii) the potential acquisition of CarePICS by CSI; and (iii) the potential benefits of the outcome data being gathered through the CarePICS platform, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ability of CarePICS to grow its network; the effectiveness of the CarePICS platform; satisfaction of acquisition conditions; technical challenges; regulatory developments; the experience of physicians regarding the effectiveness and reliability of products sold by CSI; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

CSI is a registered trademark of Cardiovascular Systems, Inc. All other trademarks cited herein are owned by their respective owners.

Contact:

Cardiovascular Systems, Inc. Jack Nielsen Vice President, Investor Relations & Corporate Communications (651) 202-4919 j.nielsen@csi360.com
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